As filed with the Securities and Exchange Commission on July 21, 2022
Registration Nos. 333-171489
333-150503
333-133480
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:
Form S-3 Registration Statement No. 333-171489
Form S-3 Registration Statement No. 333-150503
Form S-3 Registration Statement No. 333-133480
UNDER THE SECURITIES ACT OF 1933

NATUS MEDICAL INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware		77-0154833
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)
3150 Pleasant View Road Middleton, WI 53562 (608) 829-8500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Douglas Balog General Counsel Natus Medical Incorporated 3150 Pleasant View Road Middleton, WI 53562 (608) 829-8500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒ Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company) Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendment”) relate to the following Registration Statements (collectively, the “Registration Statements”) filed by Natus Medical Incorporated (“Natus” or the “Registrant”):

i.Registration Statement on Form S-3, File No. 333-171489, filed with the Securities and Exchange Commission (the “SEC”) on December 30, 2010, registering up to $150,000,000 in aggregate offering price of shares of Natus’ common stock, par value $0.001 per share (“Common Stock”);

ii.Registration Statement on Form S-3, File No. 333-150503, filed with the SEC on April 29, 2008, as amended by Amendment No. 1 filed with the SEC on May 13, 2008, registering up to $150,000,000 in aggregate offering price of shares of Common Stock; and

iii.Registration Statement on Form S-3, File No. 333-133480, filed with the SEC on April 24, 2006, as amended by Amendment No. 1 filed with the SEC on August 9, 2006 and Amendment No. 2 filed with the SEC on August 15, 2006, registering 600,000 shares of Common Stock and up to $100,000,000 in aggregate offering price of shares of Common Stock.

On April 17, 2022, Natus entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Prince Parent Inc. (“Parent”), and Prince Mergerco, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). On July 21, 2022, pursuant to the terms of the Merger Agreement, Merger Sub merged with and into Natus (the “Merger”), with Natus surviving the Merger as a wholly owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, Natus has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by Natus in the Registration Statements to remove from registration, by means of post-effective amendments, any securities that had been registered for issuance that remain unsold at the termination of the offering, Natus hereby removes and withdraws from registration all such securities of Natus registered under the Registration Statements that remain unsold as of the date hereof. As a result of the deregistration, no such securities remain registered pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 21, 2022. No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

NATUS MEDICAL INCORPORATED
By:	/s/ B. Drew Davies
Name: B. Drew Davies
Title: Executive Vice President and Chief Financial Officer